Exhibit 10.21

502 West Office Center Drive Fort Washington, PA 19034 Phone: 215.461.2000 Fax: 215.461.2006 www.vitaepharma.com

May 7, 2014

Arthur J. Fratamico, R.Ph., MBA

Dear Art:

On behalf of Vitae Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of Chief Business Officer reporting directly to me. The terms of this employment offer are as follows:

Effective Date: The effective date of your employment shall be on May 12, 2014.

Compensation: In this position, your semi-monthly salary will be $12,500.00 ($300,000 annualized). You will also be eligible for an annual bonus opportunity. Your Target Bonus will be 35% of your Base Salary, pro-rated in year one based on start date. Your actual payment may be higher or lower and will be calculated in accordance with your performance and the company’s performance versus objectives, Your payment will be payable in cash, stock or a combination of both. Any such Base Salary change and/or Target Bonus (including the composition of such bonus), will be determined by the Board of Directors (the “Board”) based upon your performance, the Company’s performance and other factors. The determinations of the Board with respect to the Target Bonus, bonus composition and any Base Salary review shall be final and binding. You must be an active employee on March 15th of the year following the performance year to receive the bonus payment.

Benefits: As a full-time employee, you are eligible for a full range of company benefits, which currently includes health insurance, dental, vision, life insurance, 401(k), and long-term and short- term disability. You will be granted fifteen vacation days which will accrue on a monthly basis in accordance with company policy. Benefits become effective on the first day of employment.

Equity Participation; Vesting: Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 3,500,000 shares of Common Stock of the Company at an exercise price per share equal to the fair market value per share on the date the option is granted. The option will be subject to the usual terms and conditions applicable to options granted under the Company’s 2001 Stock Plan and the applicable stock option agreement. The option will be exercisable only for vested shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

Proprietary Information; No Conflicts: You agree to execute the Company’s standard form of Proprietary Information and Assignment of Inventions Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company. You agree to abide by the Company’s strict policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets, proprietary materials or processes of such former employers.

Severance: As an Officer of the Company, Vitae Pharmaceuticals will also provide to you the following severance provision. If you are terminated by the Company without cause, involuntarily terminated for any reason other than for Cause, voluntarily resign for Good Reason (as defined below), or constructively terminated as a result of material diminution, on a cumulative and aggregate basis (taking into account any increases in such items), of your duties, authorities, position, compensation or benefits within one year following a Corporate Transaction (as defined below), the Company will provide you with six monthly separation payments at your current monthly base salary rate at that time, as full satisfaction of all outstanding obligations to you by the Company, provided (1) you have fulfilled and continue to fulfill the Proprietary Information and Inventions Agreement; and (2) you execute, and do not rescind, a release satisfactory to the Company. The Company will deliver the form of release to you within 30 days after your Separation, as defined below. You must execute and return the release within the period of time set forth in the form of release provided by the Company. The salary continuation payments under this Offer Letter will commence within 30 days after you return the release.

Termination for Cause shall mean a termination at the election of the Company, for Cause. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon (a) the occurrence of dishonesty, gross negligence or misconduct of the Employee which is materially injurious to the Company, (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolocontendere by the Employee to, any crime involving moral turpitude or any felony, or (c) the refusal by the Employee to implement an instruction of the CEO or an approved resolution of the Board of Directors, insofar as such instruction or resolution is reasonable and not inconsistent with the terms of this Agreement.

Termination Without Cause shall mean any termination at the election of the Company, other than pursuant to a Termination for Cause or pursuant to the death or disability of the Employee, and shall take effect on the date of termination set forth in a notice to the Employee.

Termination With Good Reason shall mean your voluntary resignation within 12 months after one of the following conditions comes into existence without your consent: (A) a change in your position with the Company that materially reduces your level of authority or responsibility, including without limitation a change in your reporting obligations, by requiring you to report to someone other than the Chief Executive Officer of the Company (provided that, in the event a Change in Control occurs, a change in your reporting relationship with the Chief Executive Officer of the Company (or it’s successor entity) pursuant to such Change in Control shall not be deemed Good Reason hereunder), (B) a material reduction in your base salary, (C) receipt of notice that your principal workplace will be relocated by more than 50 miles, or (D) a material failure by the company to comply with its obligations to you under this letter agreement. Notwithstanding the foregoing, a condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

Corporate Transaction shall mean either of the following stockholder approved transactions to which the Corporation is a party:

1. a merger or consolidation in which securities possessing more that fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

2. the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, a completed liquidation, or dissolution of the Corporation.

Separation from Service: Wherever this Offer Letter refers to a termination of employment, termination of service or similar event, including (without limitation) a termination without cause or involuntary termination, the reference will be construed as a Separation, as defined below.

Mandatory Deferral of Payments. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, as defined below, then (a) the salary continuation payments under this Offer Letter, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (b) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence.

Definition. For all purposes under this Offer Letter, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

Substance Abuse Program: The Company requires you as a job applicant to satisfactorily pass a drug-screening test. The offer of employment is contingent based on the final results of your drug test. All job applicants must understand that current illegal use of drugs or abuse of alcohol would prohibit this offer from becoming effective. In order to satisfy the conditions of this offer, as part of your application for a position with the Company, you must agree to submit to urinalysis or other tests to be conducted by Quest Diagnostics Lab, as are required by the Company for the purposes of determining any illegal drug or alcohol use. Such test results will be reviewed by the Company or an authorized medical review officer for compliance with the Company’s drug and alcohol policy.

Background and Reference Check: You understand and agree that this offer of employment is contingent upon you successfully passing (to the Company’s satisfaction) a background check, and you agree to fully and timely cooperate with the Company to complete the background check process.

Withholding Taxes: All salary and allowances referred to in this letter will be considered normal income and will be subject to applicable state and federal income taxes.

At-Will Employment: Vitae Pharmaceuticals is an at-will employer. Under this condition of at-will employment, the employee or the Company may, with or without cause and with or without notice, terminate employment at any time for any lawful reason. Any contrary representations that may have been made to you are superseded by this offer. Nothing in this offer is to be construed as creating any right to employment for any specified period of time. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and the Chief Executive Officer of the Company.

Entire Agreement: This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

Governing Law: The terms of this letter agreement and the resolution of any disputes will be governed by Pennsylvania law (without reference to its conflicts of laws provisions).

This offer is subject to proof of eligibility to work in the U.S. On your first day of employment, please bring evidence of your identity and employment eligibility. A list of acceptable documentation is attached.

Vitae’s executive team is very enthusiastic about you joining the Company. We believe together with your leadership we can build a very successful pharmaceutical company that develops leading drugs to treat human disease.

To accept this offer, please sign the enclosed copy of this letter and return it to me as soon as possible. You may fax it to 215-461-2016. If you have any questions please feel free to contact me at 215-461-2025.

Sincerely,

/s/ Jeff Hatfield
Jeff Hatfield
Chief Executive Officer

I have read and accept the terms of this employment offer:

/s/ Arthur Fratamico
Arthur Fratamico

May 7, 2014
Date